QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-106071

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated July 18, 2003)

First Data Corporation

$450,000,000 3.90% Notes due 2009
$550,000,000 4.85% Notes due 2014

        Interest on the notes is payable on April 1 and October 1 of each year, beginning on April 1, 2005. Interest on the notes will accrue from September 16, 2004. The 2009 notes will mature on October 1, 2009. The 2014 notes will mature on October 1, 2014. We may redeem either series of notes in whole or in part at any time at the redemption prices set forth under "Description of the Notes—Optional Redemption" on page S-10 of this prospectus supplement. The notes will not be entitled to any sinking fund.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to First Data (before expenses)
Per 2009 Note	99.840%	0.350%	99.490%
Total	$449,280,000	$1,575,000	$447,705,000
Per 2014 Note	99.982%	0.450%	99.532%
Total	$549,901,000	$2,475,000	$547,426,000

        The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

        The underwriters expect to deliver the notes to purchasers on or about September 16, 2004.

Citigroup	Wells Fargo Institutional Brokerage and Sales
September 13, 2004

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement contains the terms of this offering of notes. This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in the accompanying prospectus.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus supplement and the accompanying prospectus, and in documents that are incorporated by reference in the accompanying prospectus, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of our operations.

        These statements may be preceded by, followed by or include the words "may," "will," "should," "potential," "possible," "believes," "expects," "anticipates," "intends," "plans," "estimates," "hopes" or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

        Forward-looking statements are not guarantees of performance. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

  •
  the effect of unanticipated developments that delay or negatively impact the integration of Concord EFS, Inc. according to our integration plans, including plans to integrate IT systems, eliminate duplicative overhead and costs, and retain customers and critical employees;

  •
  the ability to continue to grow at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions and other product markets;

  •
  the successful conversions under service contracts with major clients;

  •
  the renewal of material contracts in our business units consistent with past experience;

  •
  the timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies;

  •
  the successful and timely integration of significant businesses and technologies acquired by us and realization of anticipated synergies;

  •
  the continuing development and maintenance of appropriate business continuity plans for our processing systems based on the needs and risks relative to each such system;

  •
  consolidation among client financial institutions or other client groups which has a significant impact on our client relationships and any resulting material loss of business from our significant customers;

  •
  the ability to achieve planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under our sole control and each of which acts independently of the others, and to successfully manage pricing pressures through cost efficiencies and other cost management initiatives;

  •
  the ability to successfully manage the credit and fraud risks in our business units and the merchant alliances, particularly in the context of the developing e-commerce markets;

  •
  the anticipation of and response to technological changes, particularly with respect to e-commerce;

  •
  the ability to attract and retain qualified key employees;

  •
  the effect of unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting our businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete;

  •
  the continuation of the existing interest rate environment so as to avoid increases in agent fees related to Payment Services' products and increases in interest on our borrowings;

  •
  the absence of significant changes in foreign exchange spreads on retail money transfer transactions, particularly in high-volume corridors, without a corresponding increase in volume or consumer fees;

  •
  the continued political stability in countries in which Western Union has material operations;

  •
  the implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements;

  •
  the effect of unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters;

  •
  the effect of catastrophic events that could impact our or our major customers' operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending;

  •
  the effect of a material breach of security of any of our systems; and

  •
  the ability to successfully manage the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.

        Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of any document incorporated by reference in the accompanying prospectus.

        Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus or to reflect the occurrence of unanticipated events.

RECENT DEVELOPMENTS

        On February 26, 2004, we completed the acquisition of Concord EFS, Inc. First Data and Concord each have distinct strengths in product lines and markets that in combination will provide financial institutions, retailers, and consumers with a broader spectrum of payment options; greater input into the future direction of the electronic payments industry; and access to new technologies and global markets. The results of Concord's operations are included in our consolidated statements of income for the three months ended June 30, 2004 and for 126 days of the six months ended June 30, 2004. See the income statement data set forth under "Selected Historical Financial Information" on page S-8 of this prospectus supplement.

        Prior to the acquisition, on December 15, 2003, we announced an agreement with the U.S. Department of Justice that allowed us to complete our merger with Concord. We agreed to divest our 64% ownership of NYCE Corporation, an electronic funds transfer network. The net assets and results of operations of NYCE were reclassified as discontinued operations in the fourth quarter 2003, and all prior periods set forth under "Selected Historical Financial Information" on page S-8 of this prospectus supplement have been restated. We completed the sale of NYCE on July 30, 2004 to Metavante Corporation.

        For further information regarding the Concord acquisition and NYCE divestiture, see our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and our Current Report on Form 8-K dated February 6, 2004, which are incorporated by reference in the accompanying prospectus.

        On September 9, 2004, after it was determined that, in connection with certain income tax compliance services, affiliates of Ernst & Young LLP held employment tax related funds of a de minimis amount and made payment of such funds to the applicable tax authority in respect of expatriate and foreign employees of our subsidiaries in a small number of foreign countries, the Audit Committee of our Board of Directors met to consider the impact of these events on the independence of our external auditor, Ernst & Young LLP. These actions by affiliates of Ernst & Young LLP have been discontinued. Custody of the assets of an audit client is not permitted under the auditor independence rules in Regulation S-X of the Securities and Exchange Commission. Our Audit Committee and Ernst & Young LLP have considered the impact that the holding and paying of these funds may have had on Ernst & Young LLP's independence with respect to our company and have concluded that there has been no impairment of Ernst & Young LLP's independence. In making this determination, our Audit Committee considered the de minimis amount of funds involved, the ministerial nature of the actions, and that the subsidiaries involved were immaterial to our consolidated financial statements.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the notes, after giving effect to underwriting discounts but without giving effect to our estimated expenses of the offering, will be $995,131,000. We intend to use substantially all of the net proceeds from the sale to repay outstanding commercial paper maturing within four days and having a weighted average interest rate of 1.50% at September 13, 2004. The actual portion of net proceeds used to repay commercial paper will depend on the amount of commercial paper outstanding on the closing date of the sale of the notes. Any remaining net proceeds will be used for general corporate purposes and for repurchases of First Data common stock.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges—historical	16.5x	13.2x	13.01x	11.39x	8.25x	9.99x	12.54x

        For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The selected historical financial information set forth below has been derived from our historical consolidated financial statements incorporated by reference in the accompanying prospectus. We derived the annual historical information from our consolidated financial statements as of and for each of the years ended December 31, 1999 through 2003. The information as of and for the six months ended June 30, 2004 and 2003 is unaudited and has been derived from our unaudited interim financial statements and, in the opinion of our management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The results of Concord's operations are included in the income statement data set forth below for 126 days of the six months ended June 30, 2004. In addition, the results of operations of NYCE are presented below as discontinued operations. See "Recent Developments" on page S-6 of this prospectus supplement. The information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and our Current Report on Form 8-K dated February 6, 2004, which are incorporated by reference in the accompanying prospectus, as well as other information that has been filed with the Securities and

Exchange Commission. The historical results included below are not indicative of our future performance.

	As of and for the
	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001		2000	1999
	(in millions, except per share data)
Income Statement Data:
Revenues(a)	$4,787.5	$4,053.4	$8,400.2	$7,502.6	$6,602.2		$5,922.1	$5,776.4
Expenses, net of other income/expense(a)	3,513.8	3,190.5	6,561.4	5,870.1	5,550.2		4,724.6	3,996.7

Income before income taxes, minority interest, equity earnings in affiliates, discontinued operations and cumulative effect of a change in accounting principle	1,273.7	862.9	1,838.8	1,632.5	1,052.0		1,197.5	1,779.7

Income taxes	345.5	236.9	436.9	422.3	333.0		378.7	625.7
Minority interest	(56.7)	(52.9)	(119.6)	(96.6)	(31.5)		(24.5)	(38.7)
Equity earnings in affiliates	72.3	67.8	138.7	118.6	183.9		135.3	84.4

Income from continuing operations	943.8	640.9	1,394.0	1,232.2	871.4		929.6	1,199.7
Income from discontinued operations net of taxes of $9.6, $5.8, $17.6, $9.9 and $3.8 for the six months ended June 30, 2004 and 2003 and the year ended December 31, 2003, 2002 and 2001, respectively	5.7	5.5	14.7	5.7	3.2		—	—
Cumulative effect of a change in accounting principle, net of $1.6 income tax benefit	—	—	—	—	(2.7	)(b)	—	—
Net income	$949.5	$646.4	$1,408.7	$1,237.9	$871.9		$929.6	$1,199.7

Depreciation and amortization	$356.7	$281.2	$569.3	$523.2	$631.4		$588.8	$617.8
Per Share Data for Continuing Operations:
Earnings per share—basic(c)	$1.15	$0.86	$1.89	$1.63	$1.12		$1.14	$1.40
Earnings per share—diluted(c)	1.13	0.84	1.86	1.60	1.10		1.12	1.38
Cash dividends per share	0.04	0.04	0.08	0.07	0.04		0.04	0.04
Balance Sheet Data (At End of Period):
Total assets	$32,273.6	$27,703.0	$25,585.6	$26,591.2	$21,912.2		$17,295.1	$17,004.8
Settlement assets	15,363.1	17,377.1	15,119.3	16,688.5	13,166.9		9,816.6	9,585.6
Total liabilities	$21,928.4	$23,429.3	$21,538.3	$22,434.9	$18,392.3		$13,567.4	$13,097.1
Settlement obligations	15,476.0	16,924.7	14,833.2	16,294.3	13,100.6		9,773.2	9,694.6
Borrowings	3,219.8	2,894.1	3,037.8	2,581.8	2,517.3		1,780.0	1,528.1
Convertible debt	—	536.6	537.2	552.7	584.8		50.0	50.0
Total stockholders' equity	$10,345.2	$4,273.7	$4,047.3	$4,156.3	$3,519.9		$3,727.7	$3,907.7

(a)
In January 2002, First Data adopted Emerging Issues Task Force ("EITF") 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket' Expenses Incurred," (EITF 01-14) which requires that reimbursements received for "out-of-pocket" expenses be characterized as revenue. All periods presented have been restated for the adoption.

(b)
Represents the transition adjustment for the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

(c)
In March 2002, First Data's Board of Directors declared a 2-for-1 stock split of First Data's common stock to be effected in the form of a stock dividend. Shareholders of record on May 20, 2002 received one share of First Data's common stock for each share owned. The distribution of the shares occurred after the close of business on June 4, 2002. All per share amounts have been retroactively restated for all periods to reflect the impact of the stock split.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms and provisions of the "debt securities" set forth in the accompanying prospectus, to which reference is made. When we refer to "we," "us" or "our" in this section, we refer only to First Data Corporation and not to its subsidiaries.

General

        The 3.90% Notes due 2009 (the "2009 notes") will mature on October 1, 2009, and the 4.85% Notes due 2014 (the "2014 notes") will mature on October 1, 2014. The notes will be issued in book-entry form only in denominations of $1,000 and multiples of $1,000. Interest on the notes will accrue from September 16, 2004 at the respective rates per annum shown on the cover of this prospectus supplement and will be payable semi-annually on April 1 and October 1, commencing April 1, 2005, to the persons in whose names the notes are registered at the close of business on the preceding March 15 or September 15, as the case may be.

        The notes will be issued under an indenture dated as of March 26, 1993, as supplemented prior to the date of this prospectus supplement, including by the 2003 supplemental indenture dated as of June 9, 2003, and as further supplemented from time to time, between us and Wells Fargo Bank Minnesota, National Association, as trustee. Each of the 2009 notes and the 2014 notes will be a series of our "debt securities" (as that term is used in the accompanying prospectus), will be our unsecured obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness (as indebtedness of First Data Corporation, the notes will be effectively subordinated to all indebtedness and liabilities of our subsidiaries).

Issuance of Additional Notes

        We may, without the consent of the holders, increase the principal amount of either series of notes by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes of such series offered hereby. The notes of either series offered by this prospectus supplement and any additional notes of such series would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Optional Redemption

        The notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points with respect to the 2009 notes and 20 basis points with respect to the 2014 notes, plus, in each case, accrued interest thereon to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Quotation Agent" means the Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means (i) Citigroup Global Markets Inc. and three other Primary Treasury Dealers (as defined below) selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

No Sinking Fund

        The notes will not be entitled to any sinking fund.

Defeasance

        The notes are subject to defeasance under the conditions described under "Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance" beginning on page 13 of the accompanying prospectus and in the indenture.

Book-Entry System

        The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, and registered in the name of Cede & Co., as nominee of The Depository Trust Company. The provisions set forth under "Description of Debt Securities—Book-Entry Debt Securities" beginning on page 15 of the accompanying prospectus will be applicable to the notes.

UNDERWRITING

        Subject to the terms and conditions stated in the terms agreement applicable to each series of notes, which is dated the date of this prospectus supplement and which incorporates by reference the underwriting agreement basic provisions dated the date of this prospectus supplement (collectively, the "underwriting agreement"), each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of each series of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of 2009 Notes	Principal Amount of 2014 Notes
Citigroup Global Markets Inc.	$225,000,000	$275,000,000
Wells Fargo Brokerage Services, LLC	225,000,000	275,000,000

Total	$450,000,000	$550,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase each series of notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes of a series if they purchase any of the notes of that series.

        The underwriters propose to offer some of each series of notes directly to the public at the public offering price for that series set forth on the cover page of this prospectus supplement and some of the notes to dealers at the applicable public offering price less a concession not to exceed 0.250% of the principal amount of the 2009 notes and 0.300% of the principal amount of the 2014 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.125% of the principal amount of the 2009 notes and 0.150% of the principal amount of the 2014 notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering prices and concessions.

        In connection with the offering of each series of notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of that series of notes. Specifically, the underwriters may overallot in connection with the offering of each series of notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of each series of notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offerings of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        Each series of notes is a new issue of securities with no established trading market and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market for each series of notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

        Expenses associated with this offering, to be paid by us, are estimated to be $500,000, excluding underwriters' discounts and commissions. The underwriters have agreed to reimburse us for a portion of these expenses.

        In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory and/or other transactions with us and our affiliates. The offering of each series of notes is being conducted pursuant to Conduct Rule 2710(h) of the National Association of Securities

Dealers Inc. Citicorp USA, Inc., an affiliate of Citigroup Global Markets Inc., is a syndication agent under our revolving credit agreement. Wells Fargo Brokerage Services, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank Minnesota, National Association, the trustee under the indenture governing the notes.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the notes offered pursuant to this prospectus supplement will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Other legal matters relating to the notes will be passed upon for us by Stanley J. Andersen, Esq., our Counsel. Mr. Andersen is the beneficial owner of 12,696 shares of our common stock.

Prospectus

$2,000,000,000

FIRST DATA CORPORATION

SECURITIES

        First Data Corporation may offer from time to time, at prices and on terms to be determined at or prior to the time of sale, the following securities with an aggregate initial public offering price not to exceed $2,000,000,000 (or the equivalent thereof if any securities are denominated in one or more foreign currencies or foreign currency units):

  •
  unsecured debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness, in one or more series;

  •
  shares of our preferred stock, in one or more series; or

  •
  shares of our common stock.

        We will describe the specific terms of these securities, together with the terms of the offering, the initial public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read both this prospectus and the applicable prospectus supplement before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "FDC."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We may sell these securities directly to purchasers, through agents we may designate from time to time or to or through underwriters. If any agents or underwriters are involved in the sale of securities, we will specify the names of those agents or underwriters and any applicable commission or discount in the applicable prospectus supplement. Our net proceeds from the sale of securities will be the initial public offering price of those securities less the applicable discount, in the case of an offering through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities.

The date of this prospectus is July 18, 2003.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and you may inspect copies of any documents we file with the SEC at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 001-11073) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any agents or underwriters sell all of the securities:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  •
  our Current Reports on Form 8-K dated April 1, 2003, April 10, 2003 (only with respect to information under Item 5) and July 17, 2003 (only with respect to information under Item 5); and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A dated March 24, 1992, together with any and all amendments and reports filed for the purpose of updating that description.

        Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement or any subsequently filed document which is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        This prospectus is part of, and does not contain all information set forth in, a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, with respect to the securities we are offering. We refer you to the Registration Statement, including the exhibits thereto, for further information regarding our company and the securities offered by this prospectus.

        You may request a copy of any of the documents listed above (other than exhibits to those documents that are not specifically incorporated by reference therein), at no cost, by writing or telephoning us at:

First Data Corporation
6200 South Quebec Street
Greenwood Village, Colorado 80111
Attention: Investor Relations
(303) 967-8000

FIRST DATA CORPORATION

        We operate in four business segments: payment services, merchant services, card issuing services and emerging payments. The segments include the following businesses:

  Payment Services:

  •
  Consumer-to-consumer money transfer: Offers money transfer services to people who periodically need to send or receive cash quickly to meet emergency situations or send funds to family and friends in other locations.

  •
  Consumer-to-business bill payment services: Includes services that facilitate transferring payments from consumers to utility companies, collection agencies, finance companies, mortgage lenders and other institutions.

  •
  Official checks and money orders: Issues official checks that serve as an alternative to a bank's own disbursement items such as teller's or bank checks and sells money orders through an agent network of financial institutions and other entities.

  •
  Stored Value Card: Develops, implements and manages prepaid stored-value card programs for retailers (that is, gift cards).

  Merchant Services:

  •
  Merchant Acquiring: Facilitates the merchants' ability to accept credit and debit cards by authorizing, capturing and settling the merchants' credit and debit card transactions. Also provides point-of-sale devices and other equipment necessary to capture merchant transactions.

  •
  Check verification and guarantee services: Through reference to First Data's database, verifies that a checkwriter does not have a history of writing bad checks or guarantees that checks presented to merchants for payment will be collectible.

  •
  ATM and PIN-based processing: Operates an ATM network and provides processing services such as authorization and settlement to issuers of PIN-based debit cards.

  •
  Gaming Services: Owns and manages ATMs in gaming establishments, provides credit card cash advance and debit card cash access services to customers of gaming establishments and guarantees or verifies check transactions for such establishments.

  Card Issuing Services:

  •
  Card Issuing and Processing: Provides credit, debit, retail and oil card outsourcing services to financial institutions and other issuers of credit and debit cards. Services include embossing, mailing and activating new credit cards; processing cardholder transactions and producing and mailing monthly cardholder statements.

  •
  Card processing software: Licenses and provides maintenance for its card processing software to international banks, retailers and third party processors.

  Emerging Payments:

  •
  Government payments: Provides services to facilitate electronic tax payments to governmental agencies, provides systems and professional services to governmental agencies, and provides taxation systems and data to businesses.

  •
  Mobile payments: Develops mobile payment products and software for the wireless payments market.

  •
  Enterprise payments: Delivers accounts receivable and payable systems and processing services to businesses.

RECENT DEVELOPMENTS

        On April 1, 2003, First Data and Monaco Subsidiary Corporation, our wholly owned subsidiary, entered into an Agreement and Plan of Merger with Concord EFS, Inc., pursuant to which Monaco will be merged with and into Concord and Concord will become a wholly owned subsidiary of First Data. Concord, an electronic transaction processor, acquires, routes, authorizes, captures and settles virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Consummation of the merger is subject to various conditions, including approval by the stockholders of First Data and Concord and the receipt of all requisite antitrust, banking and other regulatory approvals.

        If the merger is completed, Concord shareholders will receive 0.40 of a share of First Data common stock for each share of Concord common stock, and cash in lieu of fractional shares. Our shareholders will continue to own their existing First Data shares. We estimate that we may issue up to approximately 218 million shares of First Data common stock to Concord shareholders as contemplated by the merger agreement, which includes approximately 23 million shares of First Data common stock issuable pursuant to Concord stock options to be assumed by First Data and converted into options to purchase First Data common stock. Upon completion of the merger, First Data's shareholders immediately prior to the merger will own approximately 79% of our outstanding shares on a fully diluted basis, and Concord's former shareholders will own approximately 21% of our outstanding shares on a fully diluted basis. This information is based on the number of First Data and Concord shares and options outstanding on April 30, 2003.

        On May 21, 2003 we filed a preliminary joint proxy statement and prospectus on Form S-4 with the SEC with respect to the merger.

USE OF PROCEEDS

        Unless we indicate otherwise in the applicable prospectus supplement, we expect to use our net proceeds from the sale of the securities for general corporate purposes. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have not issued any preferred stock to date; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

	Year Ended December 31,					Three Months Ended March 31,
	1998(1)	1999(2)	2000(3)	2001(4)	2002(5)	2002(6)	2003
Ratio of earnings to fixed charges	5.70x	12.54x	9.99x	8.18x	11.09x	8.83x	11.48x

(1)
Earnings includes restructuring, net loss on business divestitures and impairment charges of $319.1 million.

(2)
Earnings includes net restructuring, business divestitures, litigation and impairment benefit of $715.8 million.

(3)
Earnings includes net restructuring, business divestitures, litigation and impairment benefit of $71.3 million.

(4)
Earnings includes net restructuring, business divestitures and impairment charges of $184.8 million.

(5)
Earnings includes net restructuring, business divestitures, litigation and regulatory settlements and impairment charges of $63.8 million.

(6)
Earnings include restructuring charges and investment losses of $14.6 million.

        The computation of the ratio of earnings to fixed charges is based on applicable amounts for us and our consolidated subsidiaries. "Earnings" consist of income before income taxes (which includes minority interest and equity earnings in affiliates) plus fixed charges. We have included minority interest and equity earnings in affiliates in earnings because of the frequency with which such earnings are distributed in cash. "Fixed charges" consist of interest on debt, amortization of deferred financing costs and a portion of rentals that we determine to be representative of interest.

DESCRIPTION OF DEBT SECURITIES

        We will issue the debt securities in one or more series. Debt securities will be issued under an indenture dated as of March 26, 1993, as supplemented by the 2003 supplemental indenture dated as of June 9, 2003 and as further supplemented from time to time, between us and Wells Fargo Bank Minnesota, National Association, as trustee.

        We have summarized selected provisions of the indenture below. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the indenture, a copy of which we have incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used below have the meanings specified in the indenture. Section references below are to the indenture, as supplemented.

General

        The debt securities will be our unsecured obligations. The indebtedness represented by the debt securities will rank on a parity with our other unsecured and unsubordinated indebtedness.

        We primarily conduct our operations through our subsidiaries. Our rights and the rights of our creditors, including the holders of the debt securities, to participate in the distribution of assets of any of our subsidiaries upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. As a result, the debt securities will be effectively subordinated to existing and future liabilities of our subsidiaries.

        We may issue the debt securities in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board or any duly authorized officer. The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder. (Section 3.01)

        We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, any modifications of or additions to the general terms of the debt securities and any U.S. Federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

        The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

  •
  the title of the series of debt securities;

  •
  the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

  •
  the initial public offering price;

  •
  the original issue and stated maturity date or dates;

  •
  the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

  •
  the manner and place of payment of principal and interest, if any;

  •
  if other than U.S. dollars, the currency or currencies in which payment of the initial public offering price and/or principal and interest, if any, may be made;

  •
  whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

  •
  whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

  •
  under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

  •
  whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

  •
  where the debt securities can be exchanged or transferred;

  •
  whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

  •
  whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

  •
  whether there will be a sinking fund;

  •
  provisions, if any, for the defeasance of the debt securities;

  •
  any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities; and

  •
  any other terms of the series. (Section 3.01)

        If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. Federal income tax consequences and other special considerations applicable to those securities.

        The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving our company. However, the indenture provides that neither we nor any of our subsidiaries may subject certain of our property or assets to any mortgage or other encumbrance unless the debt securities are secured equally and ratably with or prior to that other secured indebtedness. See "—Certain Covenants of Debt Securities" below. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

        We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of that series. (Section 3.01)

Denominations, Exchange, Registration and Transfer

        Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. (Section 3.02) For more information regarding debt securities issued in global form, see "—Book-Entry Debt Securities" below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached. (Section 2.01)

        Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto. (Section 3.05)

        The exchange of debt securities issued in bearer form for registered debt securities will be subject to the provisions of U.S. income tax laws and regulations applicable to the debt securities in effect at the time of the exchange. (Section 3.05)

        Unless otherwise specified in the applicable prospectus supplement, in no event may registered debt securities, including registered debt securities received upon exchange of debt securities issued in bearer form, be exchanged for debt securities issued in bearer form. (Section 3.05)

        Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities. (Section 3.05)

        We are not required (1) to register, transfer or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (2) to register, transfer or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Certain Covenants of Debt Securities

        Unless otherwise specified in the applicable prospectus supplement, the following covenants apply to the debt securities:

        Limitation on Mortgages and Liens.    Neither we nor any of our subsidiaries may create or assume, except in favor of us or one of our wholly owned subsidiaries, any mortgage, pledge, lien or encumbrance upon any Principal Facility (as defined below under "—Certain Definitions"), any stock of any subsidiary or any indebtedness of any subsidiary to us or to any other subsidiary without equally and ratably securing any debt securities then outstanding. However, this limitation does not apply to certain permitted encumbrances as described in the indenture, including:

  •
  purchase money mortgages entered into within specified time limits, and liens extending, renewing or refunding those purchase money mortgages;

  •
  liens on acquired property existing at the time of the acquisition;

  •
  certain tax, materialmen's, mechanics' and judgment liens, liens arising by operation of law and other similar liens;

  •
  liens in connection with certain government contracts;

  •
  certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

  •
  liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

  •
  mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness secured by those mortgages, pledges, liens and encumbrances, plus the aggregate sales price of property involved in sale and leaseback transactions referred to in the first bullet point under "—Limitation Upon Sale and Leaseback Transactions" below, does not exceed the greater of $100 million or 15% of our Consolidated Stockholders' Equity (as defined below under "—Certain Definitions"). (Section 12.07)

        Limitation on Sale and Leaseback Transactions.    Neither we nor any of our subsidiaries may sell any Principal Facility owned on the date of the indenture with the intention of taking back a lease of that facility for a period of more than 36 months, unless:

  •
  the aggregate sales price of property involved in sale and leaseback transactions not otherwise permitted, plus all indebtedness secured by mortgages, pledges, liens and encumbrances referred to in the last bullet point above under "—Limitation Upon Mortgages and Liens" does not exceed the greater of $100 million or 15% of our Consolidated Stockholders' Equity; or

  •
  the net proceeds of the sale or the fair market value of the Principal Facility, whichever is greater (which may be conclusively determined by our Board of Directors), are applied within 120 days to the optional retirement of debt securities then outstanding or to the optional retirement of our other Funded Debt (as defined below under "—Certain Definitions") ranking on a parity with the debt securities. (Section 12.08)

        Limitation on Indebtedness of Restricted Subsidiaries.    Our Restricted Subsidiaries (as defined below under "—Certain Definitions") may not create, incur, assume or guarantee any Indebtedness (as defined below under "—Certain Definitions") unless immediately thereafter the aggregate amount of all Indebtedness of Restricted Subsidiaries (excluding Indebtedness owed to us or another Restricted Subsidiary, including any renewal or replacement of that Indebtedness), plus the discounted present value of all net rentals payable under leases referred to above under "—Limitation Upon Sale and Leaseback Transactions" would not exceed 20% of our Consolidated Stockholders' Equity. For purposes of this covenant, (1) Indebtedness does not include indebtedness incurred in connection with overdraft or similar facilities related to settlement, clearing and related activities by a Restricted Subsidiary in the ordinary course of business consistent with past practice if the indebtedness does not remain outstanding for more than 72 hours and (2) indebtedness of a person existing at the time the person became a Restricted Subsidiary or was merged with or into our company, a Restricted Subsidiary or other entity, or assumed by us or our subsidiary in connection with the acquisition of all or a portion of the business of that person, will not be deemed to be Indebtedness of a Restricted Subsidiary or Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary. (Section 12.09)

Events of Default

        "Event of Default" means, with respect to any series of debt securities, any of the following events:

  •
  failure to pay interest on the debt securities of that series, which failure continues for a period of 30 days after payment is due;

  •
  failure to make any principal or premium payment on the debt securities of that series when due;

  •
  failure to make any sinking fund payment when and as due by the terms of the debt security of that series;

  •
  failure to perform or comply with any other covenant or warranty in the indenture with respect to the debt securities of that series for a period of 60 days after notice to us of such failure by

    (1) the trustee or (2) the holders of at least 25% in principal amount of the outstanding debt securities of that series;

  •
  default under any Indebtedness pursuant to which we or our subsidiaries have borrowed or guaranteed an aggregate principal amount of $25 million or more and which default (1) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (2) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after notice to us of such default by (1) the trustee or (2) the holders of at least 25% in principal amount of the outstanding debt securities of that series;

  •
  the entry against us or our subsidiaries of one or more final judgments, decrees or orders by a court for the payment of money aggregating in excess of $25 million, which judgment, decree or order is not paid, discharged or stayed for any period of 45 consecutive days after the amount thereof is due;

  •
  certain events of bankruptcy, insolvency or reorganization of our company; and

  •
  any other event of default provided with respect to debt securities of that series pursuant to the indenture. (Section 5.01)

        In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. However, the trustee may withhold notice of any default (except a default in payment of principal or interest on the debt securities) if the trustee determines it is in the interest of the holders of that series of debt securities to do so. (Section 6.02)

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for other series of debt securities.

        If there is a continuing event of default, then the trustee or the holders of at least 25% in principal amount of the series of debt securities affected by the event of default may require us to repay the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities) on the affected series immediately. Upon payment of the principal or other specified amount in the currency in which the debt securities of that series are denominated (except as otherwise provided in the indenture or the applicable prospectus supplement), our obligations in respect of the payment of principal of the debt securities of that series will terminate. (Section 5.02)

        Subject to the provisions of the indenture relating to the duties of the trustee, in the case of a continuing event of default, the trustee may refuse to exercise any of its rights or powers under such indenture at the request, order or direction of any of the holders of debt securities of the affected series unless it first receives reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03) Subject to this limitation, the holders of a majority in principal amount of the outstanding debt securities of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 5.12)

        At any time before a judgment or decree for payment of money due has been obtained by the trustee as provided in the indenture following a declaration of acceleration with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such declaration and its consequences if:

  •
  we have paid or deposited with the trustee a sum in the currency in which debt securities of that series are denominated (except as otherwise provided in the indenture or prospectus supplement) sufficient to pay (1) all overdue installments of interest or other payments with respect to coupons on all debt securities of that series, (2) the principal of, premium, if any, and interest on any debt securities of that series which have become due otherwise than by such declaration of acceleration, (3) to the extent that such payment is lawful, interest on overdue installments of interest or other payments with respect to coupons on each debt security of that series at a rate established for such series, and (4) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

  •
  all events of default with respect to debt securities of that series, other than the nonpayment of principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

        No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02)

        We are required to provide the trustee with an officers' certificate each fiscal year stating whether or not we have complied with all conditions and covenants under the indenture. (Section 12.02)

Merger or Consolidation

        We may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

  •
  the surviving or successor corporation is a domestic corporation and expressly assumes, by supplemental indenture, all of our obligations under the indenture;

  •
  immediately after completion of the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing;

  •
  if, as a result of the transaction, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance covered by the provisions described above under "—Certain Covenants of Debt Securities—Limitation on Mortgages and Liens," we or the surviving or successor corporation takes such steps as are necessary to effectively secure all senior debt securities equally and ratably with (or prior to) all indebtedness secured by such mortgage, pledge, lien, security interest or other encumbrance; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel each stating that the transaction and the supplemental indenture comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with. (Section 10.01)

Modification or Waiver

        We and the trustee may, at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

  •
  to effect the assumption of our obligations under the indenture by a successor corporation;

  •
  to impose additional covenants and events of default for the benefit of the holders of all or any series of debt securities (and if such covenants or events of default are to be for the benefit of less than all series, stating that such covenants and events of default are expressly being included solely for the benefit of such series);

  •
  to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities in registered or bearer form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

  •
  to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

  •
  to secure the debt securities;

  •
  to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

  •
  to establish the form or terms of debt securities and coupons, if any, of any series as permitted by the indenture;

  •
  to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee; and

  •
  to correct any mistakes or defects in the indenture, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect. (Section 11.01)

        In addition, we and the trustee may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification (voting as separate classes) to add, change or eliminate any provision of, or to modify the rights of holders of debt securities under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

  •
  change the stated maturity of the principal of, or any installment of interest on, any debt security or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable, reduce the amount of principal payable upon acceleration of maturity of an original issue discount security or reduce the amount of, or postpone the date fixed for, any sinking fund payment;

  •
  adversely affect the right of a holder to require us to repay or repurchase any debt security or to convert any debt security into shares of our common stock, reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on any debt security following maturity thereof, or limit our obligation to maintain a paying agency outside the United States for payments on debt securities issued in bearer form;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any supplemental indenture or to any waiver of defaults or compliance with certain provisions of the indenture; or

  •
  modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby. (Section 11.02)

        A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any. (Section 11.02)

        The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except a default (1) in the payment of principal of, premium, if any, or interest on, or any sinking fund installment or similar obligation with respect to, any debt security or (2) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series. Upon any such waiver, the default will cease to exist and any event of default arising therefrom will be deemed to have been cured for every purpose of the debt securities of that series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon. (Section 5.13)

        We may omit in any particular instance to comply with certain covenants set forth in the indenture or the debt securities of any series (except as otherwise provided in the applicable prospectus supplement and the covenants described above under "—Certain Covenants of Debt Securities") if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of that series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect. (Section 12.10)

Discharge, Legal Defeasance and Covenant Defeasance

        We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

  •
  either (1) all debt securities of that series and related coupons, if any, have been delivered to the trustee for cancellation, or (2) all debt securities of that series and related coupons, if any, not delivered to the trustee for cancellation:

  •
  have become due and payable;

  •
  will become due and payable at their stated maturity within one year; or

  •
  are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

    and we, in the case of clause (2), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in the currency in which the debt securities are denominated sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

  •
  we have paid or caused to be paid all other sums payable by us under the indenture;

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to that series of debt securities have been complied with; and

  •
  we have delivered to the trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that holders of debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge. (Section 4.01)

        If so provided, and except as otherwise specified in the applicable prospectus supplement, the provisions of the indenture relating to defeasance will apply to registered debt securities of any series which are denominated and payable only in U.S. dollars. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies or issued in bearer form may be specified in the applicable prospectus supplement. (Section 15.01)

        We may elect (1) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) or (2) to be released from our obligation to comply with the provisions of the indenture described above under "—Merger or Consolidation" and under "—Certain Covenants of Debt Securities" with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of that series), in either case, if we satisfy each of the following conditions:

  •
  we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of that series money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of that series when due;

  •
  such deposit does not cause the trustee with respect to the debt securities of that series to have a conflicting interest with respect to the debt securities of any other series;

  •
  such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

  •
  if the debt securities of that series are then listed on any national securities exchange, we deliver to the trustee an opinion of counsel or a letter or other document from such exchange to the effect that our exercise of either of the defeasance options described above, as the case may be, would not cause those debt securities to be delisted;

  •
  on the date of such deposit, there is no continuing event of default or event (including such deposit) which, with notice or lapse of time or both, would become an event of default with respect to the debt securities of that series and, with respect to the option under clause (1) above only, no event of default under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

  •
  we deliver to the trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or discharge.

        Notwithstanding the foregoing, if we exercise our option under clause (2) above and an event of default under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under "—Merger or Consolidation" and under "—Certain Covenants of Debt Securities" with respect to those debt securities will be reinstated. (Section 15.02)

Payment and Paying Agents

        If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture. If debt securities of a series may be issued in bearer form, we will maintain the following offices or agencies:

  •
  in the Borough of Manhattan, the City and State of New York in Minneapolis, Minnesota, where any registered debt securities of that series may be presented or surrendered for payment or for registration of transfer or exchange, where holders may serve us with notices and demands in respect of the debt securities and the indenture and where debt securities of that series issued in bearer form and related coupons may be presented or surrendered for payment in the circumstances described in the next paragraph (and not otherwise);

  •
  subject to any applicable laws or regulations, in a place of payment for that series of debt securities which is located outside the United States, where the debt securities and related coupons may be presented and surrendered for payment (including payment of any additional amounts on the debt securities, if so provided); provided, however, that if the debt securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange so requires, we will maintain a paying agent for the debt securities in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the debt securities are listed on such exchange; and

  •
  subject to any laws or regulations applicable thereto, in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of that series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture.

        We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee (in the case of registered debt securities) and at the principal London office of the trustee (in the case of debt securities in bearer form). We have appointed each trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities. (Section 12.03)

        We may not make any payment of principal of or premium or interest on debt securities issued in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, if so provided in the applicable prospectus supplement, we may make payment of principal of and any premium and interest on debt securities of a series which are denominated and payable in U.S. dollars at the office of our paying agent in the Borough of Manhattan, the City and State of New York, or in Minneapolis, Minnesota, but only if payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained by us in accordance with the indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)

Book-Entry Debt Securities

        We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

        We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (DTC), New York, New York, and will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the indenture. The laws of some states require that certain purchasers of securities take physical delivery of those securities in certificated form; accordingly, these laws may limit the transferability of beneficial interests in a global security.

        If DTC is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may at any time, in our sole discretion, determine not to have any debt securities represented by one or more global securities. If we so determine, we will issue individual debt securities in certificated form in exchange for the relevant global securities. If registered debt securities of any series are issued in the form of one or more global securities and if an event of default with respect to that series of debt securities occurs and is continuing, we will issue individual debt securities in certificated form in exchange for the relevant global securities.

        The following is based on information furnished by DTC:

        DTC will act as securities depositary for debt securities represented by one or more global securities. The debt securities will be issued as fully-registered debt securities registered in the name of Cede & Co. (DTC's partnership nominee) or another name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued for each issue of debt securities, each in the aggregate principal amount of the issue, and will be deposited with, or on behalf of, DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one global security will be issued with respect to each $500 million of principal amount, and an additional global security will be issued with respect to any remaining principal amount of that issue.

        DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over two million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing

Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. DTC's rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities represented by one or more global securities under DTC's system must be made by or through direct participants, which will receive a credit for the global securities on DTC's records. The ownership interest of each beneficial owner of each global security is in turn recorded on the direct and indirect participants' records. A beneficial owner will not receive written confirmation from DTC of its purchase, but is, however, expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in global securities will be accomplished by entries made on the books of direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-entry system for the global securities is discontinued.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or another name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. (or such other name) do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC's records reflect only the identity of the direct participants to whose accounts global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults and proposed amendments to the debt security documents. For example, beneficial owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC will mail an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal, premium, if any, and interest payments on the global securities will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with the direct participants' respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co., or another nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the paying agent, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

        A beneficial owner must give notice to elect to have its debt securities represented by global securities purchased or tendered, through its participant, to the paying agent, and must effect delivery of those debt securities by causing the direct participant to transfer the participant's interest in the global securities, on DTC's records, to the paying agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the global securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered global securities to the paying agent's DTC account.

        DTC may discontinue providing its services as depositary with respect to the debt securities at any time by giving reasonable notice to us or the paying agents. If we do not appoint a successor securities depositary within 90 days, certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

        In addition, if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary), certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

        We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Neither we nor any underwriter or agent, trustee, paying agent or registrar of any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Conversion Rights

        We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into shares of our common stock. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities.

The Trustee Under the Indenture

        We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank Minnesota, National Association.

Certain Definitions

        We have summarized below certain defined terms as used in the indenture. We refer you to Section 1.01 of the indenture for the full definition of these terms.

        "Consolidated Stockholders' Equity," at any time, means the total stockholders' equity of our company and our consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of our most recently completed fiscal quarter for which financial information is then available.

        "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting practice, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

        "Indebtedness" means:

  •
  any liability of any person (1) for borrowed money, (2) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations, but excluding trade payables), (3) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (4) preferred or preference stock of our subsidiary held by persons other than us or any of our other subsidiaries;

  •
  any liability of others described in the preceding bullet point that the person has guaranteed, that is recourse to such person or that is otherwise its legal liability; and

  •
  any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to the first two bullet points above, except that "Indebtedness" does not include for the purposes of this definition, (1) the issuance of payment instruments, consumer funds transfers or redemption amounts, or other amounts paid to or received by us, any of our subsidiaries or any agent thereof in the ordinary course of business in order for us or such subsidiary to make further distribution to a third party, in each case to the extent payment in respect thereof has been received by us, such subsidiary or any agent thereof and (2) temporary overdraft obligations incurred in the ordinary course of business in connection with settlement procedures between merchants and transaction card issuers.

        "Principal Facility" means the real property, fixtures, machinery and equipment relating to any facility owned by us or any of our subsidiaries, except any facility that, in the opinion of our Board of Directors, is not of material importance to the our business.

        "Restricted Subsidiary," at any time, means any of our subsidiaries which has revenues, determined on a consolidated basis (with its subsidiaries) in accordance with generally accepted accounting principles, equal to or exceeding 10% of our consolidated revenues for our most recently completed fiscal year for which financial information is then available.

DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2003, approximately 747,957,303 shares of common stock were issued and outstanding. No shares of preferred stock are currently outstanding.

        The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation,

including the certificate of designation relating to the particular class or series of preferred stock being offered, and to the Delaware General Corporation Law. See "Where You Can Find More Information."

Common Stock

        Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock and certain dividend limitations contained in our outstanding senior promissory notes. Upon the liquidation, dissolution or winding up of our company, holders of common stock are entitled to receive ratably our net assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred stock which we may designate and issue in the future.

Preferred Stock

        Under our Second Amended and Restated Certificate of Incorporation, we may issue, in one or more classes or series, up to 10,000,000 shares of preferred stock.

        The powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such class or series of preferred stock will be designated in resolutions adopted by our board of directors or one of its committees. Holders of preferred stock will have no preemptive rights. All shares of preferred stock, when issued, will be fully paid and nonassessable.

        We will describe in a supplement to this prospectus the particular terms of each class or series of preferred stock being offered, including:

  •
  the designation of the preferred stock;

  •
  the number of shares being offered and the initial offering price;

  •
  the per share liquidation preference;

  •
  the dividend rate or rates (or method of calculation thereof) and the dividend periods and/or payment dates;

  •
  the date from which dividends will accumulate, if applicable;

  •
  the procedures for any auction and remarketing of the preferred stock;

  •
  the provision of a sinking fund, if any;

  •
  whether the preferred stock will be redeemable (and if so, when and at what price), at our option or the option of the holder;

  •
  the securities exchange, if any, on which the preferred stock will be listed;

  •
  whether the preferred stock will be convertible into or exchangeable for common stock (and if so, when and at what price) at our option or at the option of the holder;

  •
  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

  •
  the voting rights, if any, and any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

  •
  a discussion of U.S. federal income tax considerations applicable to the preferred stock.

        Subject to our Second Amended and Restated Certificate of Incorporation and to any limitations contained in any then outstanding class or series of preferred stock, we may issue additional classes or series of preferred stock, at various times, with powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors or one of its committees determines, all without further action of the stockholders, including holders of then outstanding preferred stock.

Certain Provisions of Our Second Amended and Restated Certificate of Incorporation and By-Laws

        Certain provisions of our Second Amended and Restated Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Our Second Amended and Restated Certificate of Incorporation or By-laws provide that:

  •
  we will have three classes of directors serving staggered terms;

  •
  directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then outstanding shares of common stock entitled to vote generally in an election of directors;

  •
  vacancies on our board of directors may be filled only by the remaining directors and not by the stockholders; and

  •
  our board of directors may adopt, amend or repeal our By-laws.

        In addition, our By-laws specify an advance notice procedure for the nomination by stockholders of candidates for election as directors and other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice from a stockholder of his or her intent to nominate a director or raise business at an annual meeting not less than 90 nor more than 120 days prior to the anniversary of the previous year's annual meeting. The notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and the stockholder submitting the proposal.

        Our Second Amended and Restated Certificate of Incorporation also provides that any action required or permitted to be taken by stockholders may be effected only at an annual or special meeting of stockholders. Stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of more than 80% of the voting power of our capital stock entitled to vote is required to alter, amend or repeal, or adopt any provision inconsistent with, this provision. In addition, special meetings of stockholders may be called only by the chairman of the board, chairman of the executive committee, our chief executive officer, president or secretary or any such officer at the request in writing of our board of directors.

Statutory Provisions

        We have elected, pursuant to a provision of our Second Amended and Restated Certificate of Incorporation, not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with that person's affiliates and/or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

  •
  the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its stock;

  •
  the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

  •
  the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

Transfer Agent And Registrar

        Wells Fargo Bank Minnesota, National Association serves as the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

        We may sell securities offered by this prospectus in and/or outside the United States:

  •
  through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        We will describe in the applicable prospectus supplement the particular terms of any offering of securities, including:

  •
  the name or names of any underwriters or agents;

  •
  the purchase price of the securities;

  •
  our net proceeds from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  the initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        We may change the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

        If we offer the securities through underwriters, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. We will specify on the cover of the applicable prospectus supplement the underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters. Unless we state otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased.

        If we offer the securities through dealers, and if so specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will list the names of the dealers and describe the terms of the transaction in the applicable prospectus supplement.

        We may also sell the securities directly or through agents we designate from time to time. We will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered, and describe any commissions we will pay to the agent.

        We may agree to indemnify any underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with or perform services for, us in the ordinary course of business.

LEGAL MATTERS

        Stanley J. Andersen, our Counsel, will issue an opinion about the legality of securities offered pursuant to this prospectus. Mr. Andersen is a beneficial owner of 8,445 shares of our common stock.

EXPERTS

        Our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        With respect to our unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2003 and March 31, 2002, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

First Data Corporation

$450,000,000 3.90% Notes due 2009
$550,000,000 4.85% Notes due 2014

P R O S P E C T U S  S U P P L E M E N T

September 13, 2004

Citigroup
Wells Fargo Institutional Brokerage and Sales

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL FINANCIAL INFORMATION
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FIRST DATA CORPORATION
RECENT DEVELOPMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS